SHAREHOLDER MEETING (Unaudited)

On May 19, 1997, a special shareholder meeting was held at which the selection of Price Waterhouse LLP as the independent accountants and auditors of the Fund for the fiscal year beginning November 1, 1996 was ratified (Proposal No. 1), the proposed changes to certain of the Fund's fundamental investment policies, including changes to the investment objective were approved (Proposal No. 2), the Investment Advisory Agreement between the Funds and OppenheimerFunds, Inc. was approved (Proposal No. 3), the Subadvisory Agreement between OppenheimerFunds, Inc. and OpCap Advisors was approved (Proposal No. 4), the Fund's Class A 12b-1 Distribution and Service Plan was approved by Class A shareholders (Proposal No. 5), the Fund's Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 6), and the Fund's Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 7) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

                                                             WITHHELD/          BROKER
PROPOSAL                 FOR               AGAINST           ABSTAIN            NON-VOTES       TOTAL
-------------------------------------------------------------------------------------------------------------
Proposal No. 1           3,010,822.443      19,632.582       129,386.164        2,422,085       3,159,841.189
Proposal No. 2           2,757,935.840     225,153.056       193,777.293        2,422,085       3,176,866.189
Proposal No. 3           2,850,194.008     128,019.478       198,653.703        2,422,085       3,176,867.189
Proposal No. 4           2,826,386.792     153,164.293       197,317.104        2,422,085       3,176,868.189
Proposal No. 5           1,950,485.389      90,302.300       197,091.086        1,713,946       2,237,878.775
Proposal No. 6             653,861.229      18,742.765        50,391.030          566,194         722,995.024
Proposal No. 7             203,358.704       9,468.459         3,164.227          141,944         215,991.390
